Exhibit 99.1

TIFFANY & CO.

NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS FOURTH QUARTER AND FULL YEAR RESULTS;

MANAGEMENT PROVIDES ITS FINANCIAL OUTLOOK FOR 2013

New York, N.Y., March 22, 2013 – Tiffany & Co. (NYSE: TIF) today reported its financial results for the fourth quarter and fiscal year ended January 31, 2013. In the quarter, worldwide net sales increased 4% and net earnings rose 1%. In the year, worldwide net sales increased 4% while net earnings declined 5% (or 11% when excluding nonrecurring items in the prior year – see “Non-GAAP Measures” schedule). Earnings per diluted share were $1.40 in the quarter and $3.25 in the year. Management also provided its financial forecast for the fiscal year ending January 31, 2014.

In the three months (“fourth quarter”) ended January 31, 2013:

•

Worldwide net sales rose 4% to $1.2 billion. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures” schedule), worldwide net sales rose 5% due to growth in all regions and comparable store sales equaled the prior year.

•	Net earnings increased 1% to $180 million, or $1.40 per diluted share, versus $178 million, or $1.39 per diluted share, in the prior year.

In the 12 months (“full year”) ended January 31, 2013:

•	Worldwide net sales increased 4% to $3.8 billion. On a constant-exchange-rate basis, worldwide net sales increased 5% due to growth in all regions and comparable store sales rose 1%.

•	Net earnings declined 5% to $416 million, or $3.25 per diluted share, from $439 million, or $3.40 per diluted share, in the prior year.

•	Net earnings in fiscal 2011 had included $26 million, or $0.20 per diluted share, for nonrecurring items related to the relocation of Tiffany’s New York headquarters staff.

Excluding those nonrecurring items, net earnings of $3.25 per diluted share were 10% below last year’s $3.60.

Michael J. Kowalski, chairman and chief executive officer, said, “These quarterly sales results were consistent with the holiday trends we had issued in early January. While financial results in fiscal 2012 were disappointing due to lower-than-expected sales growth and pressures on gross margin, we continued to maintain a longer-term focus on strengthening global awareness of the TIFFANY & CO. brand and on further developing compelling product offerings.”

Net sales highlights were as follows:

•

Total sales in the Americas region increased 2% to $620 million in the fourth quarter and 2% to $1.8 billion in the full year (representing 48% of 2012 worldwide sales). On a constant-exchange-rate basis, total sales increased 2% in both the quarter and full year; on that basis, comparable store sales declined 2% in both the quarter and full year (sales in the New York flagship store declined 3% in both the quarter and full year, while comparable branch store sales were 2% below both prior-year periods with no meaningful geographical differences in the U.S.). Internet and catalog sales rose 6% and 4% in the fourth quarter and full year.

•

In the Asia-Pacific region, total sales rose 13% to $254 million in the fourth quarter and 8% to $810 million, or 21% of worldwide sales, in the full year. On a constant-exchange-rate basis, total sales rose 10% in the fourth quarter due to sales growth in Greater China and in other markets and rose 8% in the full year; on that basis, comparable store sales rose 6% in the quarter and 2% in the full year.

•

Total sales in Japan declined 6% to $192 million in the fourth quarter, reflecting a weaker Japanese yen versus the U.S. dollar, and increased 4% to $639 million, or 17% of worldwide sales, in the full year. However, on a constant-exchange-rate basis, total sales rose 2% in the quarter and 6% in the full year; on that basis, comparable store sales rose 2% and 7% in the quarter and full year.

•

In Europe, total sales increased 3% to $146 million in the fourth quarter due to mixed performances by country and also rose 3% to $432 million, or 11% of worldwide sales, in the full year. On a constant-exchange-rate basis, total sales increased 3% and 7% in the quarter and full year and comparable store sales were unchanged in the quarter and rose 2% in the full year.

•	Other sales nearly doubled to $24 million in the fourth quarter and rose 41% to $73 million in the full year. The strong growth in both periods reflected the conversion in July of five TIFFANY & CO. stores in the United Arab Emirates from independently-operated distribution to Company-operated retail stores.

•

Tiffany added 28 Company-operated stores in the full year: 13 in the Americas with four in the U.S., six in Canada (including four department-store boutiques in Canada that were converted to Company-operated locations), two in Mexico and one in Brazil; eight in Asia-Pacific including six in China, one in Australia and one in Singapore; two in Europe including one in France and one in the Czech Republic; and the five stores in the U.A.E. At January 31, 2013, the Company operated 275 stores (115 in the Americas, 66 in Asia-Pacific, 55 in Japan, 34 in Europe and five in the U.A.E.), compared with 247 stores (102 in the Americas, 58 in Asia-Pacific, 55 in Japan and 32 in Europe) a year ago.

Other financial highlights:

•

Gross margins (gross profit as a percentage of net sales) of 59.1% in the fourth quarter and 57.0% in the full year were below margins of 60.4% and 59.0% in the respective prior-year periods. The declines largely reflected pressures from precious metal and diamond costs; a shift in sales mix toward higher-priced, lower margin products; and reduced sales leverage on fixed costs.

•

SG&A (selling, general and administrative) expenses increased 2% in the fourth quarter. In the full year, SG&A expenses increased 2%; however, if nonrecurring costs related to the 2011 relocation of Tiffany’s New York headquarters staff were excluded, SG&A expense would have increased 5% (see “Non-GAAP Measures” schedule) in the full year due to store occupancy costs related to new and existing stores, increased marketing spending and higher labor costs.

•

Other expenses, net were $14 million and $54 million in the fourth quarter and full year, compared with $13 million and $43 million in the respective prior-year periods. Increased average borrowing levels have resulted in higher interest expense in both periods.

•	The effective income tax rates were 35.0% in the fourth quarter and 35.3% in the full year, compared with 34.5% and 34.0% in the respective prior-year periods.

•

Cash and cash equivalents totaled $505 million at January 31, 2013, versus $434 million at the prior year-end. Short-term and long-term debt totaled $959 million at January 31, 2013 and represented 37% of stockholders’ equity, compared with $712 million and 30% a year ago.

•

Net inventories of $2.2 billion at January 31, 2013 were 8% higher than the prior year-end, reflecting 13% growth in finished goods inventory and 2% growth in combined raw materials and work-in-process, all to support new store openings and expanded product assortments.

•	Capital expenditures of $220 million in 2012 were modestly lower than $239 million in the prior year; 2011 had included expenditures for the relocation of Tiffany’s headquarters staff.

•

In the full year, the Company spent $54 million to repurchase approximately 813,000 shares of its Common Stock at an average cost of $66.54 per share, but did not repurchase shares in the fourth quarter. Approximately $164 million remains available for repurchases under the currently authorized program which expires in January 2014.

Mr. Kowalski added, “We will be pursuing important growth opportunities in 2013, with plans including exciting new jewelry collections, enhanced customer communications through print and digital media, and expansion of our global base with additional stores. Tiffany is well positioned to achieve net earnings growth of 6%-9% and healthy free cash flow.”

Outlook for 2013:

For the fiscal year ending January 31, 2014, management’s forecast is based on the following assumptions (which are approximate and may or may not prove valid):

a)	Worldwide net sales growth of 6%-8% in U.S dollars. On a constant-exchange-rate basis, an expected high-single-digit percentage increase in worldwide net sales includes sales growth in all regions, ranging from a mid-teens percentage increase in Asia-Pacific to a low-single-digit increase in Japan.

b)	Opening a total of 14 (net) Company-operated stores including five in the Americas, seven in Asia-Pacific, three in Europe and closing one in Japan, as well as refurbishing a number of existing locations around the world.

c)	Operating earnings increasing in line with sales growth; a modest improvement in the SG&A expense ratio, due to sales leverage on fixed costs, is expected to be offset by a modestly lower gross margin largely tied to a product sales mix skewed toward higher-priced categories.

d)	Interest and other expenses, net of $58 million.

e)	An effective income tax rate of 35%.

f)	Net earnings from operations increasing 6%-9% to a range of $3.43-$3.53 per diluted share. Net earnings from operations are expected to decline approximately 15%-20% in the first quarter due to gross margin pressure and higher marketing-related costs, to be followed by earnings growth in all subsequent quarters. In addition, this forecast excludes $0.05 per diluted share of expected first quarter charges for staffing and occupancy adjustments.

g)	Net inventories increasing 5%; capital expenditures of $230 million; and free cash flow (cash flow from operating activities less capital expenditures) of $300 million (see “Non-GAAP Measures” schedule), versus $109 million in 2012.

Today’s Conference Call:

The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:

The Company expects to report its first quarter financial results on Tuesday May 28, 2013. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan, Europe and the United Arab Emirates, and also engages in direct selling through Internet, catalog and business gift operations. For more information, visit www.tiffany.com or call the shareholder information line at 800-TIF-0110.

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to sales, products, store openings, operating margin, interest and other expenses, the effective income tax rate, net earnings, inventories, growth opportunities, capital expenditures and free cash flow. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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TIFFANY & CO. AND SUBSIDIARIES

(Unaudited)

NON-GAAP MEASURES

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company’s management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company’s operating results.

Net Sales

The Company’s reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Fourth Quarter 2012 vs. 2011			Year-to-Date 2012 vs. 2011
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	4%	(1)%	5%	4%	(1)%	5%
Americas	2%	—	2%	2%	—	2%
Asia-Pacific	13%	3%	10%	8%	—	8%
Japan	(6)%	(8)%	2%	4%	(2)%	6%
Europe	3%	—	3%	3%	(4)%	7%
Comparable Store Sales:
Worldwide	—	—	—	—	(1)%	1%
Americas	(2)%	—	(2)%	(2)%	—	(2)%
Asia-Pacific	8%	2%	6%	3%	1%	2%
Japan	(6)%	(8)%	2%	4%	(3)%	7%
Europe	1%	1%	—	(2)%	(4)%	2%

Net Earnings

The accompanying press release presents net earnings and highlights prior year nonrecurring items in the text. Management believes excluding such items presents the Company’s year-to-date results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at January 31, 2013. The following table reconciles GAAP net earnings and net earnings per diluted share (“EPS”) to non-GAAP net earnings and net earnings per diluted share, as adjusted:

	Year Ended January 31, 2013		Year Ended January 31, 2012
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS	$ (after tax)	Diluted EPS
Net earnings, as reported	$416,157	$3.25	$439,190	$3.40
Headquarters relocation [a]	—	—	25,994	0.20

Net earnings, as adjusted	$416,157	$3.25	$465,184	$3.60

[a]

On a pre-tax basis includes charges of $213,000 within cost of sales and $42,506,000 within SG&A for the year ended January 31, 2012 associated with Tiffany’s consolidation of its New York headquarters staff within one location.

Free Cash Flow

Internally, management monitors its cash flow on a non-GAAP basis as the ability to generate free cash flow demonstrates how much cash a company has available for discretionary and non-discretionary items after deduction of capital expenditures. The Company’s operations require regular capital expenditures for the opening, renovation and expansion of stores and distribution and manufacturing facilities as well as ongoing investments in information technology. Management believes this provides a more representative assessment of operating cash flows. The following table reconciles GAAP net cash provided by operating activities to non-GAAP free cash flows:

(in thousands)	For the year ended January 31, 2013
Net cash provided by operating activities	$328,290
Capital expenditures	219,530

Free cash inflow	$108,760

TIFFANY & CO. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended January 31,		Year Ended January 31,
	2013	2012	2013	2012
Net sales	$1,235,769	$1,187,440	$3,794,249	$3,642,937
Cost of sales	504,954	470,525	1,630,965	1,491,783

Gross profit	730,815	716,915	2,163,284	2,151,154
Selling, general and administrative expenses	440,458	431,172	1,466,067	1,442,728

Earnings from operations	290,357	285,743	697,217	708,426
Interest and other expenses, net	14,054	13,316	53,641	43,475

Earnings from operations before income taxes	276,303	272,427	643,576	664,951
Provision for income taxes	96,660	94,032	227,419	225,761

Net earnings	$179,643	$178,395	$416,157	$439,190

Net earnings per share:
Basic	$1.42	$1.41	$3.28	$3.45

Diluted	$1.40	$1.39	$3.25	$3.40

Weighted-average number of common shares:
Basic	126,857	126,747	126,737	127,397
Diluted	127,992	128,344	127,934	129,083

TIFFANY & CO. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	January 31, 2013	January 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$504,838	$433,954
Accounts receivable, net	173,998	184,085
Inventories, net	2,234,334	2,073,212
Deferred income taxes	79,508	83,124
Prepaid expenses and other current assets	158,911	115,300

Total current assets	3,151,589	2,889,675
Property, plant and equipment, net	818,838	767,174
Other assets, net	660,423	502,143

	$4,630,850	$4,158,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$194,034	$112,973
Current portion of long-term debt	0	60,822
Accounts payable and accrued liabilities	295,424	328,962
Income taxes payable	30,487	60,977
Merchandise and other customer credits	66,647	62,943

Total current liabilities	586,592	626,677
Long-term debt	765,238	538,352
Pension/postretirement benefit obligations	361,246	338,564
Other long-term liabilities	209,732	186,802
Deferred gains on sale-leasebacks	96,724	119,692
Stockholders’ equity	2,611, 318	2,348,905

	$4,630,850	$4,158,992